MuniInsured Fund, Inc.

File No. 811-5190

Item No. 77Q2

Compliance with Section 16(a) of the

Securities Exchange Act of 1934

Mr. Michael G. Clark, a Senior Vice President of the Investment Adviser to the Registrant; was subject to Section 16 of the Securities Exchange Act of 1934 with respect to the Registrant and failed to file a Form 4 on a timely basis. A Form 4, which should have been filed March 10, 2000, was filed on July 6, 2000.